Exhibit 4.16

POET TEchnologies inc.

(THE “CORPORATION”)

OMNIBUS INCENTIVE PLAN

POET TECHNOLOGIES INC.

OMNIBUS INCENTIVE PLAN

POET Technologies Inc. (the “Corporation”) hereby establishes an omnibus incentive plan for certain qualified directors, executive officers, employees, or consultants of the Corporation or any of its Subsidiaries (as defined herein).

Article 1

INTERPRETATION

1.1 Definitions

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards in accordance with the terms of this Plan.

“Award” means any of an Option, Share Unit or DSU granted to a Participant pursuant to the terms of the Plan.

“Award Agreement” means any of an Option Agreement, Share Unit Agreement or DSU Agreement governing an Option, Share Unit or DSU, respectively, granted to a Participant.

“Blackout Period” means the period during which Participants cannot trade securities of the Corporation pursuant to the Corporation’s policy respecting restrictions on trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation or in respect of an insider, that insider, is subject).

“Blackout Period Expiry Date” means the date on which a Blackout Period expires.

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Toronto, Ontario for the transaction of banking business.

“Cashless Exercise Right” has the meaning ascribed thereto in Section 3.6(3) hereof.

“Cause” has the meaning ascribed thereto in Section 6.2(1) hereof.

“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (c) below) pursuant to which any Person or group of Persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities entitled to vote in the election of directors of the Corporation;

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation, merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;

(c)	the sale, lease, exchange, license or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its wholly-owned Subsidiaries;

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets of the Corporation or wind up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and the shareholdings remain substantially the same following the re-arrangement); or

(e)	individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

“Consultant” means any individual who is a natural person and who provides services to the Corporation or any of its Subsidiaries, so long as such natural person (i) renders bona fide services that are not in connection with the offer and sale of the Corporation’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Corporation’s securities.

“Consulting Agreement” means, with respect to any Participant, any written consulting agreement between the Corporation or a Subsidiary and such Participant.

“Corporation” means POET Technologies Inc., a corporation existing under the Business Corporations Act (Ontario) as amended from time to time.

“Designated Broker” means a broker who is independent of, and deals at arm’s length with, the Corporation and its Subsidiaries, and is designated by the Corporation or its Subsidiaries.

“Dividend Equivalent” means additional Share Units credited to a Participant’s Account as a dividend equivalent pursuant to Section 4.6(1).

“Director” means a director (as defined under Securities Laws) of the Corporation or of any of its Subsidiaries.

“DSU” has the meaning ascribed thereto in Section 5.1 hereof.

“DSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof, a form of which is attached hereto as Exhibit “D.”

“DSU Redemption Date” means, with respect to a particular DSU, the date on which such DSU is redeemed in accordance with the provisions of this Plan.

“Effective Date” means the effective date of this Plan.

“Eligibility Date” means the effective date on which a Participant becomes eligible to receive long-term disability benefits (provided that, for greater certainty, such effective date shall be confirmed in writing to the Corporation by the insurance company providing such long-term disability benefits).

“Eligible Participants” means any Director, Officer, Employee, or Consultant of the Corporation or any of its Subsidiaries.

“Employee” means an individual who is considered an employee of the Corporation or any of its Subsidiaries under the Tax Act.

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant.

“Exchange” means the Nasdaq Stock Market or such other stock exchange or quotation system upon which the Shares may be listed or posted for trading from time to time.

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Option, if applicable.

“Existing Option Plan” means the fixed stock option plan of the Corporation, which was last approved by shareholders of the Corporation on August 27, 2021.

“Existing Option” means an option grant made under the Existing Option Plan.

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a Share Unit Agreement, a DSU Agreement, an Employment Agreement or a Consulting Agreement.

“Market Value” means at any date when the market value of Shares is to be determined, (i) if the Shares are listed on the Nasdaq Stock Market, the closing price of the Shares on the Nasdaq Stock Market for the Trading Session on the day prior to the relevant time as it relates to an Award, (ii) if the Shares are not listed on the Nasdaq Stock Market, then as calculated in paragraph (i) by reference to the price on any other stock exchange on which the Shares are listed (if more than one, then using the exchange on which a majority of trading in the Shares occurs), or (iii) if the Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and such determination shall be conclusive and binding on all Persons.

“Net Exercise Right” has the meaning ascribed thereto in Section 3.6(4) hereof.

“Officer” means an officer (as defined under Securities Laws) of the Corporation or of any of its Subsidiaries.

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof.

“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, a form of which is attached hereto as Exhibit “A.”

“Option Price” has the meaning ascribed thereto in Section 3.2 hereof.

“Option Term” has the meaning ascribed thereto in Section 3.4 hereof.

“Outstanding Issue” means the number of Shares that are outstanding as at a specified time, on a non- diluted basis.

“Participants” means Eligible Participants that are granted Awards under the Plan.

“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Option or Share Unit.

“Performance Period” means the period determined by the Board at the time any Option or Share Unit is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Option or Share Unit are to be measured.

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning.

“Plan” means this POET Technologies Inc. Omnibus Incentive Plan, including the exhibits hereto and any amendments or supplements hereto made after the effective date hereof.

“Restriction Period” means the period determined by the Board pursuant to Section 4.4 hereof.

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to the Corporation.

“Shares” means the common shares in the share capital of the Corporation.

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares from treasury, including a share purchase from treasury by a full-time Employee, Director, Officer, or Consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise.

“Share Unit” means a right awarded to a Participant to receive a payment in the form of Shares as provided in Article 4 hereof and subject to the terms and conditions of this Plan.

“Share Unit Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Share Units and the terms and conditions thereof, a form of which is attached hereto as Exhibit “C.”

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Obligations” means the aggregate amount of all withholdings, source deductions and similar amounts required under any governing tax law with respect to either (i) the redemption of a Share Unit, or (ii) the exercise or cancellation of an Option (including pursuant to a Cashless Exercise Right or Net Exercise Right), as the context requires, including amounts funded by the Corporation on behalf of previous withholding tax, source deduction or similar payments and owed by the Participant to the Corporation, as applicable (which Tax Obligations are to be determined by the Corporation in its sole discretion).

“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a Director, Officer, Employee, or Consultant of the Corporation or one of its Subsidiaries, (ii) in the event of the termination of the Participant’s employment, or position as Director, or Officer of the Corporation or a Subsidiary, or Consultant, the effective date of the termination as specified in the notice of termination provided to the Participant by the Corporation or the Subsidiary, as the case may be, and (iii) in the event of a Participant’s death, on the date of death.

“Termination of Service” means that a Participant has ceased to be an Eligible Participant.

“Trading Session” means a trading session on a day which the applicable Exchange is open for trading.

“US Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“US Taxpayer” means a Participant who (i) is a US citizen, US permanent resident or other person who is subject to taxation on their income under the US Tax Code, and (ii) is subject to income taxation solely in the United States.

“Vested Awards” has the meaning described thereto in Section 6.2(5) hereof.

“VWAP” means the volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of such securities traded for the five trading days immediately preceding the reference date or if the Shares are not listed on any stock exchange, “VWAP” of Shares means the VWAP on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the five days immediately preceding the reference date.

1.2 Interpretation

(1)	Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)	In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(4)	The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)	Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency, and where any amount is required to be converted to or from a currency other than Canadian currency, such conversion shall be based on the exchange rate as quoted by the Bank of Canada on the particular date.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

(7)	If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

Article 2

PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

2.1 Purpose of the Plan

The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or service.

2.2 Implementation and Administration of the Plan

(1)	The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)	Subject to Article 7 and any applicable rules of an Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable jurisdiction.

(3)	Subject to the provisions of this Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Corporation, its Subsidiaries and all Eligible Participants.

(4)	No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(5)	The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issuance of any Shares or any other securities in the capital of the Corporation. For greater clarity, the Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares or varying or amending its share capital or corporate structure.

2.3 Participation in this Plan

(1)	The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant of an Award, the exercise or cancellation of an Option, the redemption of a Share Unit or transactions in the Shares or otherwise in respect of participation under the Plan. Neither the Corporation, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant (or a Person with whom the Participant does not deal at arm’s length) under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant (or Person with whom the Participant does not deal at arm’s length) to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant (or a Person with whom the Participant does not deal at arm’s length) for such purpose. The Corporation and its Subsidiaries do not assume and shall not have responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)	Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Corporation or any of its Subsidiaries. No asset of the Corporation or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

(3)	Unless otherwise determined by the Board and subject to the rules of the Exchange, the Corporation shall not offer financial assistance to any Participant in regards to the exercise of any Award granted under this Plan.

2.4 Shares Subject to the Plan

(1)	Subject to adjustment pursuant to Article 7 hereof, the securities that may be acquired by Participants pursuant to Awards under this Plan shall consist of authorized but unissued Shares.

(2)	The maximum number of Shares reserved for issuance, in the aggregate, under this Plan shall be 16,696,252 Shares and, for greater certainty, shall not exceed 20% of the Outstanding Issue as at the date of implementation of the Plan by the Corporation, less any Shares underlying Options granted under the Existing Option Plan or other Share Compensation Arrangement of the Corporation, if any. For the purposes of calculating the number of Shares reserved for issuance under this Plan, each Share subject to a Share Unit shall be counted as reserving one Share under the Plan, each Share subject to a DSU shall be counted as reserving one Share under the Plan and each Share subject to an Option shall be counted as reserving one Share under the Plan.

(3)	No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares available for issuance under this Plan to exceed the above noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards.

(4)	No new grants of Options will be made under the Existing Option Plan.

(5)	If an outstanding Award or Existing Option (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if Shares acquired pursuant to an Award or Existing Option, as applicable, subject to forfeiture are forfeited, the Shares covered by such Award or Existing Option, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. For greater certainty, any Shares acquired by a Participant under an Award or an Existing Option shall not continue to be issuable under the Plan.

(6)	All Awards are subject to applicable limitations on sale or resale under Securities Laws and the policies of the Exchange.

2.5 Intentionally Omitted

2.6 Granting of Awards

Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any stock exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or exercise of any Option or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. For the avoidance of doubt, if the Board determines in its sole discretion that an Eligible Participant or a Participant would be subject to the laws and regulations of both Canada and the United States with respect to an Award, and that compliance with the laws and regulations of one country would, absent action by the Board, cause noncompliance with the laws and regulations of the other country, the Board shall use commercially reasonable efforts to modify the terms of the Award so that the Award complies with the laws and regulations of both Canada and the United States and is consistent from an economic perspective of the originally contemplated Award. If, however, the Board determines in its sole discretion that compliance with the laws and regulations of both Canada and the United States with respect to such an Award is not possible, or is not possible without modification of the material terms or economic terms of the Award, the Board shall have complete authority in its sole discretion to withdraw the Award or cause the Award not to be granted, or to cause the Award to be forfeited or cancelled, immediately on such terms as the Board in its sole discretion shall determine.

Article 3

OPTIONS

3.1 Nature of Options

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

3.2 Option Awards

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of an Exchange.

3.3 Option Price

The Option Price for Shares that are the subject of any Option shall be determined and approved by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant, less any discount permitted by the Exchange.

3.4 Option Term

The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options. Notwithstanding the expiration provisions hereof, if the date on which an Option Term expires falls within a Blackout Period, the expiration date of the Option will be the date that is ten Business Days after the Blackout Period Expiry Date. The Blackout Period must expire following the general disclosure of the undisclosed material information; provided that if an additional Blackout Period is subsequently imposed by the Corporation during the ten Business Days after the initial Blackout Period, then Blackout Period Expiry Date shall be such the tenth trading day following the end of the last imposed Blackout Period.

3.5 Exercise of Options

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Corporation’s insider trading policy. The Corporation shall not issue any Shares to a Participant prior to the Corporation being satisfied in its sole discretion that all applicable taxes under Section 8.2 will be timely withheld or received and remitted to the appropriate taxation authorities in respect of any particular Participant and any particular Option.

3.6 Method of Exercise and Payment of Purchase Price

(1)	Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice, a form of which is attached hereto as Exhibit “B”, to the Corporation at its registered office to the attention of the Chief Financial Officer of the Corporation (or the individual that the Chief Financial Officer of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board of the purchase price for the number of Shares specified therein and, if required by Section 8.2, the amount necessary to satisfy any taxes.

(2)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(3)	Subject to the provisions of this Plan, the Board may, in its discretion and at any time, determine to grant a Participant the alternative right (the “Cashless Exercise Right”), when entitled to exercise an Option, to elect to deal with such Option on a “cashless exercise” basis, in whole or in part by notice in writing to the Corporation, where the Corporation has an arrangement with a brokerage firm pursuant to which the following events shall occur in the order specified below:

(a)	the brokerage firm agrees to loan money to the Participant equal to the amount of the Option Price of the Options to be exercised;

(b)	the Participant exercises the Option using the proceeds of the loan referred to in (a) above;

(c)	the brokerage firm receives such number of Shares underlying the Options to sell, at the direction of and on behalf of the Participant, the aggregate proceeds of which are sufficient to cover the Option Price in order to permit the Participant to repay the loan made to the Participant; and

(d)	the Participant receives the balance of the Shares underlying the Options pursuant to such exercise, or cash proceeds from the sale of the balance of the Shares underlying the Options.

(4)	Subject to the provisions of this Plan, the Board may, in its discretion and at any time, determine to permit a Participant to, when entitled to exercise an Option, elect to exercise such Option through a net exercise mechanism (the “Net Exercise Right”), in whole or in part by notice in writing to the Corporation, such that the Corporation does not receive any cash from the exercise of such Option and the Participant receives, disregarding fractions, only the number of Shares from the exercise of the Option that is equal to the quotient obtained by dividing: (A) the product of the number of Options being exercised and the difference between the VWAP of the underlying Shares and the Option Price of the subject Options; by (B) the VWAP of the underlying Shares.

3.7 Option Agreements

Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “A”. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Article 4

RESTRICTED AND PERFORMANCE SHARE UNITS

4.1 Nature of Share Units

A Share Unit is an Award in the nature of a bonus for services rendered, or for future services to be rendered, and that, upon settlement, entitles the recipient Participant to receive a cash payment equal to the Market Value of a Share or at the discretion of the Corporation (or applicable Subsidiary) one Share or any combination of cash and Shares as the Corporation (or applicable Subsidiary) in its sole discretion may determine, pursuant and subject to such restrictions and conditions on vesting as the Board may determine at the time of grant, unless such Share Unit expires prior to being settled. Restrictions and conditions on vesting conditions may, without limitation, be based on the passage of time during continued employment (or other service relationship), in which case the Award is what is commonly referred to as a “Restricted Share Unit” or “RSU”, or the achievement of specified Performance Criteria, in which case the Award is what is commonly referred to as a “Performance Share Unit” or “PSU”, or both.

4.2 Share Unit Awards

(1)	The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Share Units under the Plan, (ii) fix the number of Share Units, if any, to be granted to each Eligible Participant and the date or dates on which such Share Units shall be granted, (iii) determine the relevant conditions, vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such Share Units, and (iv) any other terms and conditions applicable to the granted Share Units, which need not be identical and which, without limitation, may include non-competition provisions, subject to the terms and conditions prescribed in this Plan and in any Share Unit Agreement.

(2)	Subject to the vesting and other conditions and provisions in this Plan and in the Share Unit Agreement, each Share Unit awarded to a Participant shall entitle the Participant to receive on settlement, a cash payment equal to the Market Value of a Share or at the discretion of the Corporation (or applicable Subsidiary) one Share or any combination of cash and Shares as the Corporation (or applicable Subsidiary) in its sole discretion may determine, in each case less any applicable withholding taxes. For greater certainty, no Participant shall have the right to demand to be paid in, or receive, Shares in respect of any Share Unit, and, notwithstanding any discretion exercised by the Corporation (or applicable Subsidiary) to settle any Share Unit, or portion thereof, in the form of Shares, the Corporation (and each Subsidiary) reserves the right to change such form of payment at any time until the payment is actually made.

4.3 Share Unit Agreements

(1)	The grant of a Share Unit by the Board shall be evidenced by a Share Unit Agreement in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “C”. Such Share Unit Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a Share Unit Agreement. The provisions of the various Share Unit Agreements issued under this Plan need not be identical.

(2)	The Share Unit Agreement shall contain such terms that the Corporation considers necessary in order that the Share Unit will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

4.4 Vesting of Share Units

The Board shall have sole discretion to determine if any Performance Criteria and/or other vesting conditions with respect to a Share Unit, and as contained in the Share Unit Agreement governing such Share Unit, have been met and shall communicate to a Participant as soon as reasonably practicable when any such applicable vesting conditions or Performance Criteria have been satisfied and the Share Units have vested (the “Vesting Date”), provided that, unless permitted under the rules of the Exchange, no Share Unit shall vest before the one-year anniversary from the date of grant. Notwithstanding the foregoing, if the date on which any Share Units have vested falls within a Blackout Period, the vesting of such Share Units will be deemed to occur on the date that is ten Business Days after the Blackout Period Expiry Date. The Blackout Period must expire following the general disclosure of the undisclosed material information; provided that if an additional Blackout Period is subsequently imposed by the Corporation during the ten Business Days after the initial Blackout Period, then Blackout Period Expiry Date shall be such the tenth trading day following the end of the last imposed Blackout Period. The period between the date of the grant of Share Units and the last Vesting Date in respect of the last portion of such Share Units is referred to as the “Restriction Period.”

4.5 Redemption / Settlement of Share Units

(1)	Subject to the terms of the applicable Share Unit Agreement (including confirmation of satisfaction of any vesting conditions or Performance Criteria, which shall be at the sole discretion of the Corporation), vested Share Units shall be redeemed by the Corporation on the 15th day following the Vesting Date (the “Redemption Date”).

(2)	Subject to the provisions of this Section 4.5 and Section 4.6, during the period between the Vesting Date and the Redemption Date in respect of a Participant’s vested Share Units, the Corporation (or any Subsidiary that is a party to an Employment Agreement or Consulting Agreement with the Participant whose vested Share Units are to be redeemed) shall, at its sole discretion, be entitled to elect to settle all or any portion of the cash payment obligation otherwise arising in respect of the Participant’s vested Share Units either (i) by the issuance of Shares to the Participant (or the legal representative of the Participant, if applicable) on the Redemption Date, or (ii) by paying all or a portion of such cash payment obligation to the Designated Broker, who shall use the funds received to purchase Shares in the open market, which Shares shall be registered in the name of the Designated Broker in a separate account for the Participant’s benefit.

(3)	Settlement of a Participant’s vested Share Units shall take place on the Redemption Date as follows:

(a)	where the Corporation (or applicable Subsidiary) has elected to settle all or a portion of the Participant’s vested Share Units in Shares issued from treasury:

(i)	in the case of Shares issued in certificated form, by delivery to the Participant (or to the legal representative of the Participant, if applicable) of a certificate in the name of the Participant (or the legal representative of the Participant, if applicable) representing the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding in accordance with Section 8.2; or

(ii)	in the case of Shares issued in uncertificated form, by the issuance to the Participant (or to the legal representative of the Participant, if applicable) of the aggregate number of Shares that the Participant is entitled to receive, subject to satisfaction of any applicable withholding tax under Section 8.2, which Shares shall be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares;

(b)	where the Corporation or a Subsidiary has elected to settle all or a portion of the Participant’s vested Share Units in Shares purchased in the open market, by delivery to the Designated Broker of readily available funds in an amount equal to the Market Value of a Share as of the Redemption Date multiplied by the number of vested Share Units to be settled in Shares purchased in the open market, less the amount of any applicable withholding tax under Section 8.2, along with directions instructing the Designated Broker to use such funds to purchase Shares in the open market for the benefit of the Participant and to be evidenced by a confirmation from the Designated Broker of such purchase;

(c)	any cash payment to which the Participant is entitled (excluding, for the avoidance of doubt, any amount payable in respect of the Participant’s Share Units that the Corporation or a Subsidiary has elected to settle in Shares) shall, subject to satisfaction of any applicable withholding tax under Section 8.2, be paid to the Participant (or to the legal representative of the Participant, if applicable) by the Corporation or Subsidiary of which the Participant is a Director, Employee, Officer, or Consultant, in cash, by cheque or by such other payment method as the Corporation and Participant may agree; and

(d)	where the Corporation or a Subsidiary has elected to settle a portion, but not all, of the Participant’s vested Share Units in Shares, the Participant shall be deemed to have instructed the Corporation or Subsidiary, as applicable, to withhold from the cash portion of the payment to which the Participant is otherwise entitled such amount as may be required in accordance with Section 8.2 and to remit such withheld amount to the applicable taxation authorities on account of any withholding tax obligations, and the Corporation or Subsidiary, as applicable, shall deliver any remaining cash payable, after making any such remittance, to the Participant (or to the legal representative of the Participant, if applicable) as soon as reasonable practicable. In the event that the cash portion payable to settle a Participant’s Share Units in the foregoing circumstances is not sufficient to satisfy the withholding obligations of the Corporation or a Subsidiary pursuant to Section 8.2, the Corporation or Subsidiary, as applicable, shall be entitled to satisfy any remaining withholding obligation by any other mechanism as may be required or determined by the Corporation or Subsidiary as appropriate.

(4)	Notwithstanding any other provision in this Article 4, no payment, whether in cash or in Shares, shall be made in respect of the settlement of any Share Units later than December 15 of the third (3rd) calendar year following the end of the calendar year in respect of which such Share Unit is granted.

4.6 Determination of Amounts

(1)	If the Corporation (or applicable Subsidiary), in its sole discretion, elects to settle all or a portion of the Participant’s vested Share Units in cash, the cash payment obligation arising in respect of the redemption and settlement of a vested Share Unit pursuant to Section 4.5 shall be equal to the Market Value of a Share as of the applicable Redemption Date. For the avoidance of doubt, the aggregate cash amount to be paid to a Participant (or the legal representative of the Participant, if applicable) in respect of a particular redemption of the Participant’s vested Share Units shall, subject to any adjustments in accordance with Section 7.1 and any withholding required pursuant to Section 8.2, be equal to the Market Value of a Share as of the Redemption Date for such vested Share Units multiplied by the number of vested Share Units in the Participant’s Account at the commencement of the Redemption Date.

(2)	If the Corporation (or applicable Subsidiary), in its sole discretion, elects to settle all or a portion of the Participant’s vested Share Units by the issuance of Shares, the Corporation shall, subject to any adjustments in accordance with Section 7.1 and any withholding required pursuant to Section 8.2, issue to the Participant (or the legal representative of the Participant, if applicable), for each vested Share Unit which the Corporation (or applicable Subsidiary) elects to settle in Shares, one Share. Where, as a result of any adjustment in accordance with Section 7.1 and/or any withholding required pursuant to Section 8.2, the aggregate number of Shares to be received by a Participant upon an election by the Corporation (or applicable Subsidiary) to settle all or a portion of the Participant’s vested Share Units in Shares includes a fractional Share, the aggregate number of Shares to be received by the Participant shall be rounded down to the nearest whole number of Shares.

4.7 Award of Dividend Equivalents

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested Share Units in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date, subject to the permitted limits on participation as outlined in Section 2.4. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional Share Units, the number of which shall be equal to a fraction where the numerator is the product of (i) the number of Share Units in such Participant’s Account on the date that dividends are paid multiplied by (ii) the dividend paid per Share and the denominator of which is the Market Value of one Share calculated as of the date that dividends are paid. Any additional Share Units credited to a Participant’s Account as a Dividend Equivalent shall be subject to the same terms and conditions (including vesting and Restriction Periods) as the Share Units in respect of which such additional Share Units are credited and shall be deemed to have been awarded on the same date and subject to the same expiry date as the Share Units of which such additional Share Units are credited.

In the event that the Participant’s applicable Share Units do not vest, all Dividend Equivalents, if any, associated with such Share Units will be forfeited by the Participant and returned to the Corporation’s account.

Article 5

DEFERRED SHARE UNITS

5.1 Nature of Deferred Share Units

A deferred share unit (“DSU”) is an Award in the nature of a deferral of payment for services rendered, or for future services to be rendered, and that, upon settlement, entitles the recipient Participant to receive cash or acquire Shares, as determined by the Corporation in its sole discretion, unless such DSU expires prior to being settled. Subject to Article 7, DSUs shall only vest, and a Participant is only entitled to redemption of a DSU, when the Participant ceases to be any of a Director, Officer or Employee of the Corporation for any reason, including termination, retirement or death.

5.2 Market Fluctuation

For greater certainty, no amount will be paid or benefit provided to, or in respect of, a Participant, or to any person who does not deal at arm’s length with a Participant for the purposes of the Tax Act, under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant for the purpose of reducing the impact, in whole or in part, of any reduction in the fair market value of the shares of the Corporation or any corporation related thereto.

5.3 DSU Awards

(1)	The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted, and (iii) any other terms and conditions applicable to the granted DSUs.

(2)	Subject to the vesting and other conditions and provisions in this Plan and in any DSU Agreement, each DSU awarded to a Participant shall entitle the Participant to receive on settlement a cash payment equal to the Market Value of a Share, or at the discretion of the Corporation, one Share or any combination of cash and Shares as the Corporation in its sole discretion may determine. For greater certainty, no Participant shall have any right to demand to be paid in, or receive, Shares in respect of any DSU, and, notwithstanding any discretion exercised by the Corporation to settle any DSU, or portion thereof, in the form of Shares, the Corporation reserves the right to change such form of payment at any time until payment is actually made.

5.4 DSU Agreements

(1)	The grant of a DSU by the Board shall be evidenced by a DSU Agreement in such form not inconsistent with the Plan as the Board may from time to time determine with reference to the form attached as Exhibit “D”. Such DSU Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a DSU Agreement. The provisions of the various DSU Agreements issued under this Plan need not be identical.

(2)	The DSU Agreement shall contain such terms that the Corporation considers necessary in order that the DSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

5.5 Vesting of DSUs

DSUs will be fully vested on the Termination Date of the applicable Participant, provided that, unless permitted under the Exchange rules, no DSU shall vest before the one-year anniversary from the date of grant. Notwithstanding the foregoing, if the date on which any DSUs have vested falls within a Blackout Period, the vesting of such DSUs will be deemed to occur on the date that is ten Business Days after the Blackout Period Expiry Date. The Blackout Period must expire following the general disclosure of the undisclosed material information; provided that if an additional Blackout Period is subsequently imposed by the Corporation during the ten Business Days after the initial Blackout Period, then Blackout Period Expiry Date shall be such the tenth trading day following the end of the last imposed Blackout Period.

5.6 Redemption / Settlement of DSUs

(1)	DSUs shall be redeemed and settled by the Corporation as soon as reasonably practicable following the Participant ceasing to be any of a Director, Officer or Employee of the Corporation but in any event not later than December 15 of the year following the calendar year in which the Participant ceases to be any of a Director, Officer or Employee. On redemption and settlement, the Corporation shall deliver the applicable number of Shares, or, in the sole discretion of the Corporation, cash equal to the redemption amount of such DSU specified in the applicable DSU Agreement, subject to the satisfaction of any applicable withholding tax under Section 8.2.

(2)	The Corporation, will have, at its sole discretion, the ability to elect to settle all or any portion of the cash payment obligation arising in respect of the redemption and settlement of the Participant’s DSUs by issuance of Shares.

(3)	The redemption and settlement of a Participant’s DSUs shall occur on the applicable DSU Redemption Date as follows:

(a)	where the Corporation has elected to settle all or a portion of the Participant’s DSUs in Shares,

(i)	in the case of Shares issued in certificated form, delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive, subject to satisfaction of any applicable withholding tax under Section 8.2; or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive, subject to satisfaction of any applicable withholding tax under Section 8.2, to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares;

(b)	any cash payment to which the Participant is entitled (excluding, for the avoidance of doubt, any amount payable in respect of the Participant’s DSUs that the Corporation has elected to pay in Shares) shall, subject to satisfaction of any applicable withholding tax under Section 8.2, be paid to the Participant (or to the legal representative of the Participant, if applicable) by the Corporation in cash, by cheque or by such other payment method as the Corporation and Participant may agree; and

(c)	where the Corporation has elected to settle a portion, but not all, of the Participant’s DSUs in Shares, the Participant shall be deemed to have instructed the Corporation to withhold from the cash portion of the payment to which the Participant is otherwise entitled such amount as may be required in accordance with Section 8.2 and to remit such withheld amount to the applicable taxation authorities on account of any withholding obligations of the Corporation, and the Corporation shall deliver any remaining cash payable, after making any such remittance, to the Participant (or to the legal representative of the Participant, if applicable) as soon as reasonable practicable. In the event that the cash portion elected by the Corporation to settle the Participant’s Share Units is not sufficient to satisfy the withholding obligations of the Corporation pursuant to Section 8.2, any remaining amounts shall be satisfied by the Corporation by any other mechanism as may be required or determined by the Corporation as appropriate.

Article 6

GENERAL CONDITIONS

6.1 General Conditions Applicable to Awards

Each Award, as applicable, shall be subject to the following conditions:

(1)	Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of this Plan and the Grant Agreement entered into in respect of such Award. Subject to policies and vesting limits of the Exchange, the Board has the right, in its sole discretion, to waive any vesting conditions or accelerate the vesting of any Award (other than the date upon which DSUs become exercisable), or to deem any Performance Criteria or other vesting conditions to be satisfied, notwithstanding the vesting schedule set forth for such Award.

(2)	Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Corporation or a Subsidiary to the Participant of employment or another service relationship with the Corporation or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Corporation or any of its Subsidiaries in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(3)	Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or any Subsidiary.

(4)	Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised, as applicable, and settled and Shares have been issued in respect thereof. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(5)	Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(6)	Non-Transferrable Awards. Except as specifically provided in a Grant Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(7)	Participant’s Entitlement. Except as otherwise provided in this Plan or unless the Board permits otherwise, upon any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a Director, Officer, Employee, or Consultant of such Subsidiary of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change.

6.2 General Conditions Applicable to Options

Each Option shall be subject to the following conditions:

(1)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any vested or unvested Option granted to such Participant shall terminate automatically and become void immediately. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for Cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s codes of conduct and any other reason determined by the Corporation to be cause for termination.

(2)	Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Corporation or a Subsidiary being terminated without Cause, (i) any unvested Option granted to such Participant shall terminate and become void immediately and (ii) any vested Option granted to such Participant may be exercised by such Participant. Unless otherwise determined by the Board, in its sole discretion, such Option shall only be exercisable within the earlier of a date set forth in the Grant Agreement which shall be no longer than twelve (12) months from the Termination Date, or the expiry date of the Award set forth in the Grant Agreement, after which the Option will expire.

(3)	Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Corporation or a Subsidiary, (i) each unvested Option granted to such Participant shall terminate and become void immediately upon resignation and (ii) each vested Option granted to such Participant will cease to be exercisable on the earlier of ninety (90) days following the Termination Date and the expiry date of the Option set forth in the Grant Agreement, after which the Option will expire.

(4)	Permanent Disability/Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of retirement or permanent disability, (i) any unvested Option shall terminate and become void immediately, and (ii) any vested Option will cease to be exercisable on the earlier of the ninety (90) days from the date of retirement or the date on which the Participant ceases his or her employment or service relationship with the Corporation or any Subsidiary by reason of permanent disability, and the expiry date of the Award set forth in the Grant Agreement, after which the Option will expire.

(5)	Death. Upon a Participant ceasing to be an Eligible Participant by reason of death, any vested Option granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options (the “Vested Awards”) on the date of such Participant’s death. Such Vested Awards shall only be exercisable within twelve (12) months after the Participant’s death or prior to the expiration of the original term of the Options whichever occurs earlier.

(6)	Leave of Absence. Upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including maternity and paternity leaves, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, provided that all vested Options in the Participant’s Account shall remain outstanding and in effect until the applicable exercise date, or an earlier date determined by the Board at its sole discretion.

6.3 General Conditions Applicable to Share Units

Each Share Unit shall be subject to the following conditions:

(1)	Termination for Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or as a result of his or her resignation from the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all Share Units credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights that relate to such Participant’s unvested Share Units shall be forfeited and cancelled on the Termination Date.

(2)	Death, Leave of Absence or Termination of Service. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including maternity and paternity leaves, or upon a Participant ceasing to be Eligible Participant as a result of (i) death, (ii) retirement, (iii) Termination of Service for reasons other than for Cause, (iv) his or her employment or service relationship with the Corporation or a Subsidiary being terminated by reason of injury or disability or (v) becoming eligible to receive long-term disability benefits, all unvested Share Units in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect pursuant to the terms of the applicable Share Unit Agreement, and

(a)	If the Board determines that the vesting conditions are not met for such Share Units, then all unvested Share Units credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights that relate to such unvested Share Units shall be forfeited and cancelled; and

(b)	If the Board determines that the vesting conditions are met for such Share Units, the Participant shall be entitled to receive pursuant to Section 4.5 that number of cash or Shares or combination thereof, as the case may be, equal to the number of Share Units outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Restriction Period as of the date of the Participant’s death, retirement, termination or Eligibility Date and the denominator of which shall be equal to the total number of months included in the applicable Restriction Period (which calculation shall be made as of the date that the applicable Share Units are to be settled) and the Corporation shall (i) pay the amount of cash or issue such number of Shares or provide a combination thereof, as determined in its sole discretion, to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, and (ii) debit the corresponding number of Share Units from the Account of such Participant’s or such deceased Participants’, as the case may be, and the Participant’s rights to all other cash or Shares that relate to such Participant’s Share Units shall be forfeited and cancelled.

(3)	General. For greater certainty, where (i) a Participant’s employment or service relationship with the Corporation or a Subsidiary is terminated pursuant to Section 6.3(1) or Section 6.3(2) hereof or (ii) a Participant elects for a voluntary leave of absence pursuant to Section 6.3(2) hereof following the satisfaction of all vesting conditions in respect of particular Share Units but before receipt of the corresponding distribution or payment in respect of such Share Units, the Participant shall remain entitled to such distribution or payment. Notwithstanding anything else contained in this Section 6.3, any Award granted or issued to any Participant who is a Director, Officer, Employee, or Consultant must expire on such date that is no later than twelve (12) months from such date that a Participant ceases to be an Eligible Participant.

Article 7

ADJUSTMENTS AND AMENDMENTS

7.1 Adjustment to Shares Subject to Outstanding Awards

At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Corporation with or into another corporation, or (v) any distribution to all holders of Shares or other securities in the capital of the Corporation, of cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of the Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)	adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)	adjustments to the number of Shares to which the Participant is entitled upon exercise of such Award; or

(c)	adjustments to the number of kind of Shares reserved for issuance pursuant to the Plan.

7.2 Change of Control

(1)	In the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards to assist the Participants to tender into a takeover bid or participating in any other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, subject to any required approval of the Exchange, to (i) provide that any or all Awards shall thereupon terminate, provided that any such outstanding Awards that have vested shall remain exercisable until consummation of such Change of Control, and (ii) permit Participants to conditionally exercise their vested Options, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control).

(2)	If the Corporation completes a transaction constituting a Change of Control and within twelve (12) months following the Change of Control a Participant who was also an Officer, Employee, or Consultant of the Corporation prior to the Change of Control has their position, employment or consulting agreement terminated, or the Participant is constructively dismissed, then all unvested Awards of the Participant shall immediately vest and become exercisable, and remain open for exercise until the earlier of their expiry date as set out in the Award Agreement and the date that is twelve (12) months after such termination or dismissal.

7.3 Amendment or Discontinuance of the Plan

(1)	The Board may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Award without the consent of the Participants provided that such suspension, termination, amendment or revision shall:

(a)	not adversely alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan; and

(b)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, the Exchange, or any other regulatory body having authority over the Corporation.

(2)	Subject to Sections 7.3(1) and 7.3(3), the Board may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation make the following amendments to this Plan, unless where required by law or the requirements of the Exchange:

(a)	any amendment to the vesting provisions, if applicable, of Options and Share Units, or assignability provisions of the Awards;

(b)	any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(c)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(d)	any amendment which accelerates the date on which any Option may be exercised under the Plan;

(e)	any amendment necessary to comply with applicable law or the requirements of the Exchange or any other regulatory body;

(f)	any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(g)	any amendment regarding the administration of the Plan;

(h)	any amendment to add provisions permitting the grant of Awards settled otherwise than with Shares issued from treasury, or adopt a clawback provision applicable to equity compensation; and

(i)	any other amendment that does not require the approval of the shareholders of the Corporation under Section 7.3(3).

(3)	Notwithstanding Section 7.3(2), the Board shall be required to obtain disinterested shareholder approval, if required under the rules of the Exchange, to make the following amendments:

(a)	any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Article 7;

(b)	except in the case of an adjustment pursuant to Article 7, any amendment which reduces the exercise price of an Option or any cancellation of an Option and replacement of such Option with an Option with a lower exercise price;

(c)	any amendment which extends the expiry date of any Award, or the Restriction Period of any Share Unit beyond the original expiry date or Restriction Period;

(d)	any amendment which increases the maximum number of Shares that may be issuable under the Plan and any other proposed or established Share Compensation Arrangement; and

(e)	any amendment to the definition of an Eligible Participant under the Plan.

Article 8

MISCELLANEOUS

8.1 Use of an Administrative Agent and Trustee

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

8.2 Tax Withholding

(1)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under this Plan shall be made net of any applicable withholdings, including in respect of applicable withholding taxes required to be withheld at source and other source deductions, as the Corporation determines. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding may be satisfied in such manner as the Corporation determines, including by (a) the sale of a portion of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 8.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale delivered to the Corporation, which in turn will remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or determined by the Corporation as appropriate.

(2)	Notwithstanding Section 8.2(1), the applicable tax withholdings may be waived where a Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Tax Act apply.

8.3 Clawback

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement) or any policy adopted by the Corporation. Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Corporation, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non- solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Corporation applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Corporation of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including any related policy adopted by the Corporation. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Corporation nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 8.3.

8.4 Securities Law Compliance

(1)	The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award, the exercise of any Option, the delivery of Shares upon exercise of any Option, and the Corporation’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of applicable Exchange and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Award or exercise of any Option hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)	No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any jurisdiction or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)	The Corporation shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with an Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(4)	If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the applicable Participant as soon as practicable.

8.5 Reorganization of the Corporation

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.6 Quotation of Shares

So long as the Shares are listed on one or more Exchange, the Corporation must apply to such Exchange or Exchange for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on the Exchange.

8.7 No Fractional Shares

No fractional Shares shall be issued upon the exercise of any Option granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of such Option, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

8.8 Governing Laws

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.9 Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

8.10 Section 409A of the Tax Code

It is intended that any payments under the Plan to US Taxpayers shall be exempt from or comply with US Tax Code Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under US Tax Code Section 409A. Awards granted to US Taxpayers shall also be subject to the terms set forth on Exhibit “E” hereto.

Exhibit “A”

TO OMNIBUS INCENTIVE PLAN OF POET TECHNOLOGIES INC.

FORM OF OPTION AGREEMENT

This Option Agreement is entered into between POET Technologies Inc. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.	____________________ (the “Grant Date”),

2.	____________________ (the “Participant”)

3.	was granted options (“Options”) to purchase ___________________ common shares of the Corporation (each, a “Share”), in accordance with the terms of the Plan, which Options will bear the following terms:

(a)	Exercise Price and Expiry. Subject to the vesting conditions specified below, the Options will be exercisable by the Participant at a price of $ ____________ per Share (the “Option Price”) at any time prior to expiry on ________________ (the “Expiration Date”). If the Participant ceased to be an Eligible Participant as a result of [his or her] [employment or service] relationship with the Corporation or a Subsidiary being terminated without Cause any vested Option shall be exercisable within the earlier of _____________ [months / days] from the Termination Date or the Expiration Date.

(b)	Vesting; Time of Exercise. Subject to the terms of the Plan, the Options shall vest and become exercisable as follows:

Number of Options	Vested On

If the aggregate number of Shares vesting in a tranche set forth above includes a fractional common share, the aggregate number of Shares will be rounded down to the nearest whole number of Shares. Notwithstanding anything to the contrary herein, the Options shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date. The Option Price is denominated in Canadian dollars (C$).

4.	The Options shall be exercisable only by delivery to the Corporation of a duly completed and executed notice in the form attached to this Option Agreement (the “Exercise Notice”), together with payment of the Option Price for each Share covered by the Exercise Notice (plus an amount equal to any applicable Tax Obligations, as defined in the Plan) [and/or, if applicable, a notice that the Participant intends to utilize the Participant’s Cashless Exercise Right as set out in the Plan or terminate the Options in lieu of exercise, pursuant to the Participant’s Net Exercise Right as set out in the Plan].

5.	Subject to the terms of the Plan, unless otherwise specified in the Exercise Notice, the Options shall be deemed to be: (i) exercised upon receipt by the Corporation of such written Exercise Notice accompanied by (a) the aggregate Option Price (plus an amount equal to any applicable Tax Obligations), [or (b) notice of exercise of the Participant’s Cashless Exercise Right and receipt (from the broker on behalf of the Participant) of the aggregate Option Price, or (ii) terminated upon election by the Participant in lieu of exercise, pursuant to the Participant’s Net Exercise Right].

6.	The Participant hereby represents and warrants (on the date of this Option Agreement and upon each exercise or termination of Options) that:

(a)	the Participant has not received any offering memorandum, or any other documents (other than annual financial statements, interim financial statements or any other document the content of which is prescribed by statute or regulation, other than an offering memorandum) describing the business and affairs of the Corporation that has been prepared for delivery to, and review by, a prospective purchaser in order to assist it in making an investment decision in respect of the Shares;

(b)	the Participant is acquiring the Shares without the requirement for the delivery of a prospectus or offering memorandum, pursuant to an exemption under applicable securities legislation and, as a consequence, is restricted from relying upon the civil remedies otherwise available under applicable securities legislation and may not receive information that would otherwise be required to be provided to it;

(c)	the Participant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Corporation and does not desire to utilize a registrant in connection with evaluating such merits and risks;

(d)	the Participant acknowledges that an investment in the Shares involves a high degree of risk, and represents that it understands the economic risks of such investment and is able to bear the economic risks of this investment;

(e)	the Participant acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the exercise or termination (including upon exercise of the Cashless Exercise Right or Net Exercise Right) of any Options, as provided in Section 8.2 of the Plan;

(f)	this Option Agreement constitutes a legal, valid and binding obligation of the Participant, enforceable against him in accordance with its terms; and

(g)	the execution and delivery of this Option Agreement and the performance of the obligations of the Participant hereunder will not result in the creation or imposition of any lien, charge or encumbrance upon the common shares.

The Participant acknowledges that the Corporation is relying upon such representations and warranties in granting the Options and issuing any common shares upon exercise thereof.

7.	The Participant’s delivery of the signed Exercise Notice to exercise the Options (in whole or in part) shall be accompanied by full payment of the aggregate Option Price for the Shares being purchased (plus an amount equal to the Tax Obligations) [and/or a notice that the Participant intends to exercise the Participant’s Cashless Exercise Right or Net Exercise Right as set out in the Plan]. Payment for the Shares may be made by certified cheque or wire transfer in readily available funds.

8.	The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this Option Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this Option Agreement, (c) hereby accepts these Options subject to all of the terms and provisions hereof and of the Plan, and (d) acknowledges and accepts that in the event that the Option Price is less than the Market Value of a Share at the Grant Date, the Participant will be unable to take an additional tax deduction under paragraph 110(1)(d) of the Tax Act upon exercise of the Options granted hereunder. To the extent of any inconsistency between the terms of this Option Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this Option Agreement and the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

9.	This Option Agreement and the terms of the Plan incorporated herein (with the Exercise Notice, if the Option is exercised) constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the Options and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This Option Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Ontario. Should any provision of this Option Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this Option Agreement as of _______________________, 20___.

POET TECHNOLOGIES INC.

Per:
Authorized Signatory

If the Participant is an individual:

EXECUTED by [●] in the presence of:	)
)
)
Signature	)
)
)
Print Name	)	[NAME OF PARTICIPANT]
)
)
Address	)
)
)
)
Occupation	)

If the Participant is not an individual:

[NAME OF PARTICIPANT]

Per:
Authorized Signatory

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your Options.

Exhibit “B”

TO OMNIBUS INCENTIVE PLAN OF POET TECHNOLOGIES INC.

FORM OF OPTION EXERCISE NOTICE

TO:	POET TECHNOLOGIES INC.

This Exercise Notice is made in reference to stock options (“Options”) granted under the Omnibus Incentive Plan (the “Plan”) of POET Technologies Inc. (the “Corporation”).

The undersigned (the “Participant”) holds options (“Options”) under the Plan to purchase [●] common shares of the Corporation (each, a “Share”) at a price per Share of $[●] (the “Option Price”) pursuant to the terms and conditions set out in that certain option agreement between the Participant and the Corporation dated [●] (the “Option Agreement”). The Participant confirms the representations and warranties contained in the Option Agreement.

The Participant hereby:

☐

irrevocably gives notice of the exercise of ___ Options held by the Participant pursuant to the Option Agreement at the Option Price for an aggregate exercise price of $________ (the “Aggregate Option Price”) on the terms specified in the Option Agreement and encloses herewith a certified cheque payable to the Corporation or evidence of wire transfer to the Corporation in full satisfaction of the Aggregate Option Price.

The Participant acknowledges that, in addition to the Aggregate Option Price, the Corporation will require that the Participant also provide to the Corporation a certified cheque or evidence of wire transfer equal to the amount of any Tax Obligations (as defined in the Plan) associated with the exercise of such Options before the Corporation will issue any Shares to the Participant in settlement of the Options. The Corporation shall have the sole discretion to determine the amount of any such Tax Obligations and shall inform the Participant of this amount as soon as reasonably practicable upon receipt of this completed Exercise Notice.

- or -

☐

irrevocably gives notice of the Participant’s exercise of the Cashless Exercise Right (as defined in the Plan) with respect to ___ Options held by the Participant pursuant to the Option Agreement, and agrees to receive that number of common shares of the Corporation equal to the following (with the remaining Shares subject to the Options to be sold by the broker on its behalf as provided in the Plan):

((A – B) x C) - D

A

where A is the price per Share at which the underlying Shares are being sold by the brokerage firm, B is the Option Price, C is the number of Options being exercised in this Exercise Notice, and D is the amount of Tax Obligations (as defined in the Plan) applicable to the Options subject to exercise of the Cashless Exercise Right pursuant to this Exercise Notice.

For greater certainty, where a Participant elects to exercise his/her Cashless Exercise Right, the amount of any Tax Obligation determined pursuant to the above formula will be deemed to have been directed by the Participant to be paid in cash by the broker on its behalf to the Corporation out of the proceeds of the Shares, which cash will be withheld by the Corporation and remitted to the applicable taxation authorities as may be required.

- or -

☐

irrevocably gives notice of the Participant’s exercise of the Net Exercise Right (as defined in the Plan) with respect to ___ Options held by the Participant pursuant to the Option Agreement, and agrees to receive that number of Shares of the Corporation equal to the following:

((A – B) x C) - D

A

where A is the VWAP (as defined in the Plan) per Share on the date prior to the date of this Exercise Notice, B is the Option Price, C is the number of Options being exercised in this Exercise Notice, and D is the amount of Tax Obligations (as defined in the Plan) applicable to the Options terminated at the election of the Participant pursuant to this Exercise Notice.

For greater certainty, where a Participant elects to exercise his/her Net Exercise Right, the amount of any Tax Obligation determined pursuant to the above formula will be deemed to have been paid in cash by the Corporation to the Participant as partial consideration for the termination of the Options, which cash will be withheld by the Corporation and remitted to the applicable taxation authorities as may be required.

Registration:

The Shares issued pursuant to this Exercise Notice (other than any Shares to be sold by a broker pursuant to the Cashless Exercise Right) are to be registered in the name of the undersigned and are to be delivered, as directed below:

Name:
Address:

Date	Name of Participant

Date
Signature of Participant or Authorized Signatory

Exhibit “C”

TO OMNIBUS INCENTIVE PLAN OF POET TECHNOLOGIES INC.

FORM OF SHARE UNIT AGREEMENT

This Share Unit Agreement is entered into between POET Technologies Inc. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.	___________________ (the “Grant Date”)

2.	___________________ (the “Participant”)

3.	was granted ____________________________ Share Units (“Share Units”), in accordance with the terms of the Plan, which Share Units will vest as follows:

Number of Share Units	Time Vesting Conditions	Performance Vesting Conditions

all on the terms and subject to the conditions set out in the Plan.

4.	Subject to the terms and conditions of the Plan, including provisions governing the vesting of Awards while the Corporation is in a Blackout Period, the performance period for this grant of Share Units commences on the Grant Date and ends at the close of business on [●] (the “Performance Period”). The restriction period for this grant of Share Units commences on the Grant Date and ends at the close of business on [●] (the “Restriction Period”). Subject to the terms and conditions of the Plan, Shares Units will be redeemed and settled fifteen days after the applicable Vesting Date, all in accordance with the terms of the Plan.

5.	By signing this agreement, the Participant:

(a)	acknowledges that he or she has read and understands the Plan, agrees with the terms and conditions thereof which shall be deemed to be incorporated into and form part of this Share Unit Agreement (subject to any specific variations contained in this Share Unit Agreement);

(b)	acknowledges that, subject to the vesting and other conditions and provisions in this Share Unit Agreement, each Share Unit awarded to the Participant shall entitle the Participant to receive on settlement an aggregate cash payment equal to Market Value of a Share or, at the election of the Corporation and in its sole discretion, one Share of the Company. For greater certainty, no Participant shall have any right to demand to be paid in, or receive, Shares in respect of any Share Unit, and, notwithstanding any discretion exercised by the Company to settle any Share Unit, or portion thereof, in the form of Shares, the Company reserves the right to change such form of payment at any time until payment is actually made;

(c)	acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the vesting and redemption of any Share Unit, as determined by the Corporation in its sole discretion;

(d)	agrees that a Share Unit does not carry any voting rights;

(e)	acknowledges that the value of the Share Units granted herein are denominated in Canadian dollars (C$), and such value is not guaranteed;

(f)	recognizes that, at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation by virtue of Section 2.2 of the Plan and any communication from or to the designee shall be deemed to be from or to the Corporation.

6.	The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this Share Unit Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this Share Unit Agreement, and (c) hereby accepts these Share Units subject to all of the terms and provisions hereof and of the Plan. To the extent of any inconsistency between the terms of this Share Unit Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this Share Unit Agreement and the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Share Unit Agreement.

7.	This Share Unit Agreement and the terms of the Plan incorporated herein constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the Share Units and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This Share Unit Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Ontario. Should any provision of this Share Unit Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this Share Unit Agreement as of _______________________, 20__.

POET TECHNOLOGIES INC.

Per:
Authorized Signatory

If the Participant is an individual:

EXECUTED by [●] in the presence of:	)
)
)
Signature	)
)
)
Print Name	)	[NAME OF PARTICIPANT]
)
)
Address	)
)
)
)
Occupation	)

If the Participant is not an individual:

[NAME OF PARTICIPANT]

Per:
Authorized Signatory

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your Share Units.

Exhibit “D”

TO OMNIBUS INCENTIVE PLAN OF POET TECHNOLOGIES INC.

FORM OF DSU AGREEMENT

This DSU Agreement is entered into between POET Technologies Inc. (the “Corporation”) and the Participant named below, pursuant to the Corporation’s Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that on:

1.	____________________ (the “Grant Date”),

2.	____________________ (the “Participant”)

3.	was granted _________________ deferred share units (“DSUs”), in accordance with the terms of the Plan.

4.	The DSUs subject to this DSU Agreement will be fully vested on the Termination Date of the Participant.

5.	The settlement of the DSUs, either in common shares of the Corporation, a lump sum cash payment or a combination of the foregoing, shall be payable to you net of any applicable withholding taxes in accordance with the Plan not later than December 15 of the year following the end of the calendar year in which the Termination Date occurs.

6.	By signing this agreement, the Participant:

(a)	acknowledges that he or she has read and understands the Plan, agrees with the terms and conditions thereof which shall be deemed to be incorporated into and form part of this DSU Agreement (subject to any specific variations contained in this DSU Agreement);

(b)	acknowledges that he or she is responsible for paying any applicable taxes and withholding taxes arising from the vesting and redemption of any DSU, as determined by the Corporation in its sole discretion;

(c)	agrees that a DSU does not carry any voting rights;

(d)	acknowledges that the value of the DSUs granted herein are denominated in Canadian dollars (C$), and such value is not guaranteed;

(e)	recognizes that, at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation by virtue of Section 2.2 of the Plan and any communication from or to the designee shall be deemed to be from or to the Corporation.

7.	The Participant acknowledges and represents that: (a) the Participant fully understands and agrees to be bound by the terms and provisions of this DSU Agreement and the Plan; (b) agrees and acknowledges that the Participant has received a copy of the Plan and that the terms of the Plan form part of this DSU Agreement, and (c) hereby accepts these DSUs subject to all of the terms and provisions hereof and of the Plan. To the extent of any inconsistency between the terms of this DSU Agreement and those of the Plan, the terms of the Plan shall govern. The Participant has reviewed this DSU Agreement and the Plan, has had an opportunity to obtain the advice of counsel prior to executing this DSU Agreement.

8.	This DSU Agreement and the terms of the Plan incorporated herein constitutes the entire agreement of the Corporation and the Participant (collectively the “Parties”) with respect to the DSUs and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Parties. This DSU Agreement and the terms of the Plan incorporated herein are to be construed in accordance with and governed by the laws of the Province of Ontario. Should any provision of this DSU Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the Corporation and the Participant have executed this DSU Agreement as of ________________________, 20__.

POET TECHNOLOGIES INC.

Per:
Authorized Signatory

If the Participant is an individual:

EXECUTED by [●] in the presence of:	)
)
)
Signature	)
)
)
Print Name	)	[NAME OF PARTICIPANT]
)
)
Address	)
)
)
)
Occupation	)

If the Participant is not an individual:

[NAME OF PARTICIPANT]

Per:
Authorized Signatory

Note to Plan Participants

This Agreement must be signed where indicated and returned to the Corporation within 30 days of receipt. Failure to acknowledge acceptance of this grant will result in the cancellation of your DSUs.

Exhibit “E”

OMNIBUS INCENTIVE PLAN OF POET TECHNOLOGIES INC

RULES APPLICABLE TO US TAXPAYERS

Notwithstanding any contrary provisions of the Plan or any Award Agreement, the following provisions shall apply to Awards granted to US Taxpayers:

1.	To the extent that any Award constitutes “deferred compensation” as defined in US Tax Code Section 409A, if a “Change of Control” as defined in Section 1.1 would trigger a right of a US Taxpayer to receive payment with respect to an Award, such amount shall be payable only if such Change in Control, as so defined, constitutes a “change in control event” within the meaning of US Treasury Regulation Section 1.409A-3(i)(5)(i); provided, however, that a Participant shall become vested in such payment as provided in the Plan without regard to whether such Change of Control as defined in Section 1.1 constitutes such a “change in control event.”

2.	In determining the Option Price for Shares with respect to any Option granted to a US Taxpayer, the Option Price shall be no less than the “fair market value” (within the meaning of US Tax Code Section 409A) of the Shares on the date the relevant Option is granted, and such Option Price shall not be subject to any discount even if a discount is permitted by the Exchange.

3.	For purposes of Section 3.6(4) of the Plan, any net exercise mechanism applicable to an exercise of an Option granted to a US Taxpayer shall be modified to the extent necessary to comply with the requirements of US Tax Code Section 409A, including with respect to the use of “fair market value” (within the meaning of US Tax Code Section 409A) of the underlying Shares instead of the VWAP of the underlying Shares if required so that the Option remains exempt from the provisions of US Tax Code Section 409A with respect to the US Taxpayer.

4.	For purposes of Sections 5.3 and 6.3 of the Plan, the applicable Award Agreement for a Share Unit or DSU granted to a US Taxpayer shall include such provisions as are necessary so that, notwithstanding the provisions of Sections 5.3 and 6.3 of the Plan, the payment date with respect to the applicable Award shall be compliant with, or exempt from, US Tax Code Section 409A.

5.	Notwithstanding Section 7.1, for Awards granted to US Taxpayers, no adjustments, including any adjustment to the exercise price of an Award, shall result in an Option becoming subject to US Tax Code Section 409A, or result in changing the original treatment of a Share Unit or DSU as compliant with or exempt from US Tax Code Section 409A.

6.	In addition to the provisions of Section 8.10 of the Plan, the following shall also apply to Awards granted to US Taxpayers: The term “termination” as it relates to a Participant’s status as an Employee, and similar terms in relation to the Employee’s employment relationship, shall mean, to the extent an Award constitutes “deferred compensation” within the meaning of US Tax Code Section 409A, a “separation from service” within the meaning of Section 409A. A series of separately identifiable payments shall be considered “separate payments” for purposes of Section 409A. Notwithstanding anything in the Plan or an Award Agreement to the contrary, the following special six (6) month delay rule shall apply if and to the extent required by US Tax Code Section 409A in the event that (i) a Participant is deemed to be a “specified employee” within the meaning of US Tax Code Section 409A(a)(2)(B)(i), (ii) amounts or benefits granted pursuant an Award are due or payable on account of the Participant’s “separation from service” within the meaning of US Tax Code Section 409A, and (iii) the Participant is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to US Tax Code Section 409A shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death, and following any applicable six (6) month delay, all such delayed payments shall be paid in a single lump sum on the earliest permissible payment date.